OICco Acquisition IV, Inc. POS AM

Exhibit 10.b

EXCLUSIVE LICENSE AND OPTION TO LICENSE AGREEMENT

BETWEEN

Chong Corporation

AND

VapAria Corporation

LICENSE FOR

US Utility Patent No. 8,287,922 “VAPORIZED LOBELIA PRODUCT AND METHODS OF USE,”

AND OPTION TO LICENSE FOR

U.S. Patent Application No. 13/453,939 for “MEDICANT DELIVERY SYSTEM,” US Patent Application No. 12/858,373 “VAPORIZED TOBACCO PRODUCT AND METHODS OF USE,” and US Patent Application No. 13/653,320 “VAPORIZED MEDICANTS AND METHODS OF USE.”

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PARTIES- AN EXCLUSIVE LICENSE AGREEMENT FOR

This exclusive license agreement (“Agreement”) and option to license agreement is effective December 31, 2013 (“Effective Date”), by and between (a) Chong Corporation, a Minnesota Corporation, at 5550 Nicollet Avenue, Minneapolis, MN 55419 (“Assignee”) and (b) VapAria Corporation (“Licensee/Option”” or “LO”), a Minnesota corporation having a principal place of business at 5550 Nicollet Avenue, Minneapolis, MN 55419. The Assignee and LO will be referred to herein, on occasion, individually as “Party” or collectively as “Parties”.

RECITALS

Whereas, The Assignee has assignments of title to the inventions entitled “MEDICANT DELIVERY SYSTEM,” “VAPORIZED LOBELIA PRODUCT AND METHODS OF USE,” “VAPORIZED TOBACCO PRODUCT AND METHODS OF USE,” and “VAPORIZED MEDICANTS AND METHODS OF USE” and wishes to covey the rights to these inventions to the LO.

Whereas, The LO has provided the Assignee a commercialization plan for these Inventions;

Whereas, The Assignee and LO desire to have the Inventions developed and commercialized so that products resulting therefrom may be available for public use and benefit; and

Whereas, LO desires to acquire, and The Assignee desires to grant, a license under Patent Rights to make, use, sell, offer for sale, and import products, methods, and services in accordance with the terms herein.

Now, therefore, the Parties agree as follows:

1. GRANT

1.1 Subject to the limitations set forth in this Agreement, The Assignee hereby grants to LO an exclusive license and an option to license under Patent Rights, in the Licensed Field of Use in the Licensed Territory, (a) to make, use, offer for Sale, import, and Sell Licensed Products and Licensed Services, and (b) to practice Licensed Methods for the Inventions identified herein.

2. SUBLICENSES

2.1 The Assignee hereby further grants to LO the right to grant to Affiliates of LO, to Affiliates of Sub-Licensees, and to third parties a Sublicense under the rights granted to LO hereunder, provided that LO has exclusive rights under this Agreement at the time of the grant of the Sublicense. However, the option to license is not transferable, but once optioned all rights to sublicense are then in force subject to the terms of this agreement.

2.2 LO will collect and guarantee payment of all monies and other consideration due The Assignee under this Agreement from Sub-Licensees.

2.3 Upon termination of this Agreement for any reason, at The Assignee’s discretion, all Sublicenses that are granted by LO pursuant to this Agreement, where the Sub-Licensee is in compliance with its Sublicense Agreement as of the date of such termination, will remain in effect and will be assigned to The Assignee.

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3. LICENSE ISSUE FEE/MAINTENANCE FEES

3. LO will issue to The Assignee a non-creditable, non-refundable license issue fee (“License Issue Fee”) and option to license fee of $525,844 in the form of a five year, convertible preferred stock upon execution of this Agreement. The description and designation of the preferred stock are provided in Exhibit A of this license agreement. The License Issue and Option Issue Fee is non-refundable and not an advance against royalties or other payments due under this Agreement. The licenses subject to option shall not be higher than $5 million and may be payable in cash, equity or issuance of a note acceptable to LO. There shall be no minimum license fee.

4. ROYALTIES

4.1 LO will pay to The Assignee earned royalties (“Earned Royalties”) at the rate of three percent (3%) of the Net Sales of all Licensed Products and Licensed Services. The royalty rate and procedure described herein will also apply to any patents subsequently licensed pursuant to the exercise of the option.

4.2 Earned Royalties accruing to The Assignee will be paid to The Assignee, to be accompanied by the corresponding royalty report as required in Paragraph 7.4, quarterly within sixty (60) days after the end of each calendar quarter as follows: May 31 (for first quarter), August 31 (for second quarter), November 30 (for third quarter), and February 28 (for fourth quarter).

4.3 Beginning in the first calendar year immediately following the calendar year in which the first Sale of Licensed Products or Licensed Services takes place, and in each calendar year thereafter, LO will pay to The Assignee a minimum annual royalty (“Minimum Annual Royalty”) of fifty thousand dollars ($50,000.00) for the life of this Agreement. The Minimum Annual Royalty will be paid to The Assignee by February 28 of each year and will be credited against the Earned Royalties due and owing for the calendar year for which the Minimum Annual Royalty is made.

4.4 All payments due The Assignee will be payable in United States dollars. When Licensed Products and Licensed Services are Sold for monies other than United States dollars, Earned Royalties will first be determined in the foreign currency of the country in which the Sale was made and then converted into equivalent United States dollars. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

4.5 Earned Royalty payments due to The Assignee for Sales occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country on the remittance of royalty income. LO will also be responsible for all bank transfer charges for payments to The Assignee.

4.6 LO will make all payments under this Agreement either by check or electronic transfer, payable to Chong Corporation and LO will forward such payments to The Assignee at its address as provided above.

4.7 If any patent or patent application, or any claim thereof, included within Patent Rights expires, or is held invalid or unpatentable in a final decision by a court of competent jurisdiction and last resort and from which no appeal has been or can be taken, all obligations to pay Earned Royalties based on such patents, patent applications, or claims will cease as of the date of such expiration or final decision. LO will not, however, be relieved from paying any Earned Royalties that accrued before such expiration or final decision or that are based on another patent, patent application, or claim within Patent Rights which is not expired, or which is not held invalid or unpatentable in such final decision.

5. DILIGENCE

5.1 LO will diligently proceed with the development, manufacture, marketing, and Sale of Licensed Products and Licensed Services in quantities sufficient to meet the market demand.

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5.2 In addition to LO’s obligations under Paragraph 5.1, LO will accomplish the following milestones in LO’s activities under this Agreement: within 24 months of this agreement launch a commercial product based upon the licenses and inventions described herein. This time frame shall be in effect on the intellectual property covered by the option with the 24 months beginning upon exercise of the option.

5.3 If LO is unable to meet any of its diligence obligations set forth in Paragraphs 5.1 and 5.2, then The Assignee will so notify LO of failure to perform. LO will have the right and option to extend the target date of any such diligence obligation for a period of six (6) months upon the payment of Five Thousand dollars ($5,000) within the thirty (30)-day period prior to the date to be extended, for each such extension option exercised by LO. LO may further extend the target date of any diligence obligation for an additional six (6) months upon payment of an additional Five Thousand dollars ($5,000). Additional extensions may be granted only by written agreement of the Parties. These payments are in addition to any other payments owed under this Agreement. Should LO opt not to extend the obligation or fail to meet the obligation by the extended target date, then The Assignee will have the right and option either to terminate this Agreement or to reduce LO’s exclusive license to a non-exclusive license. This right, if exercised by The Assignee, supersedes the rights granted in Article 2 (Grant).

5.4 To exercise either the right to terminate this Agreement or to reduce the license to a non-exclusive license for lack of diligence under Paragraph 6.1 or 6.2, The Assignee will give LO written notice of the deficiency. LO thereafter will have sixty (60) days to cure the deficiency. If The Assignee has not received satisfactory written evidence that the deficiency has been cured by the end of the sixty (60)-day period, then The Assignee may, at its option, either terminate the Agreement or reduce LO’s exclusive license to a non-exclusive license by giving written notice to LO. These notices will be subject to Article 22 (Notices).

6. PROGRESS AND ROYALTY REPORTS

6.1 For the six (6)-month period beginning no later than 24 months from the effective date of this agreement, within sixty (60) days of each June 30 and December 31 following the end of such six (6)-month period, LO will submit to The Assignee a semi-annual progress report covering LO’s activities related to the development and testing of Licensed Products, Licensed Services, and Licensed Methods, including the obtaining of necessary governmental approvals, if any, for marketing in the United States. These progress reports will be made until the first Sale occurs in the United States.

6.2 Each progress report will be a sufficiently detailed summary of activities of LO and any SubLOs so that The Assignee may evaluate and determine LO’s progress in the development of Licensed Products, Licensed Services, and Licensed Methods, and in meeting LO’s diligence obligations under Article 5.

6.3 After the first Sale of a Licensed Product or a Licensed Service, LO will make quarterly royalty reports to The Assignee, to be accompanied by the corresponding Earned Royalty payment as required in Paragraph 5.2, within sixty (60) days after the quarters ending March 31, June 30, September 30, and December 31, of each year. Each such royalty report will include at least the following:

(a) the volume of Licensed Products and Licensed Services Sold;

(b) gross revenue from Sale of Licensed Products and Licensed Services;

(c) Net Sales pursuant to Paragraph 1.7, and the calculation of Net Sales, including all deductions taken, so that The Assignee can confirm the calculation;

(d) total Earned Royalties due The Assignee; and (e) names and addresses of Sub-Licensees for any new Sublicenses entered into during the reporting quarter.

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6.4 If no Sales of Licensed Products or Licensed Services have occurred during the report period, the royalty report will contain a statement to this effect.

7. PROCEDURE FOR EXERCISE OF THE OPTION TO LICENSE

7.1 The LO may option to license that intellectual property of the Assignee at any time during the term of this agreement by following the following procedure(s): by providing the Assignee no less than 30 days written notice of intent to exercise.

7.2 Upon notice of intent to the Assignee will provide LO with the cost of the license and the LO shall then have no more than 60 days to complete the license agreement and arrange for payment- which can be in the form or cash, note or equity or some combination thereof.

8. BOOKS AND RECORDS

8.1 LO will keep full, true, and accurate books of accounts containing all particulars that may be necessary for the purpose of showing (a) the amount of Earned Royalties payable to The Assignee, and (b) LO’s compliance with obligations under this Agreement. For five (5) years following the end of the calendar year to which they pertain, said books and the supporting data will be open, during normal business hours upon reasonable notice, to the inspection and audit by representatives of The Assignee for the purpose of verifying LO’s royalty reports or compliance in other respects with this Agreement. Such representatives will be required to hold all information in confidence except as necessary to communicate LO’s non-compliance with this Agreement to The Assignee.

8.2 The fees and expenses of The Assignee’s representatives performing such an examination will be borne by The Assignee, provided that if an error in underpaid royalties to The Assignee of more than five percent (5%) of the total Earned Royalties due for any year is discovered, then the fees and expenses of these representatives in conducting such examination will be borne by LO.

9. LIFE OF THE AGREEMENT

9.1 Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will be in effect from the Effective Date and will remain in effect for the life of the last-to-expire patent or last-to-be-abandoned patent application licensed under this Agreement, whichever is later.

9.2 Any termination of this Agreement will not relieve LO of LO’s obligation to pay any payment due or owing at the time of such termination and will not relieve any obligations, owed by either Party to the other Party, established prior to termination.

10. TERMINATION BY THE ASSIGNEE

10.1 If LO should violate or fail to perform any term of this Agreement, then The Assignee may give written notice of such default (“Notice of Default”) to LO. If LO should fail to repair such default within sixty (60) days of the effective date of such notice, The Assignee will have the right to terminate this Agreement and the licenses herein by a second written notice (“Notice of Termination”) to LO. If a Notice of Termination is sent to LO, this Agreement will automatically terminate on the effective date of such notice. Such termination will not relieve LO of LO’s obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued rights of The Assignee. These notices will be subject to Article 22 (Notices).

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10.2 Notwithstanding Paragraph 9.1, this Agreement will terminate immediately, if LO files a claim including in any way the assertion that any portion of Patent Rights is invalid or unenforceable, where the filing of such claim is by LO, by a third party on behalf of LO, or by a third party at the urging of LO.

10.3 Notwithstanding Paragraph 9.1, this Agreement will terminate immediately in the event of the filing of a petition for relief under the United States Bankruptcy Code by or against LO as a debtor or alleged debtor.

11. TERMINATION BY LO

11.1 LO will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Assignee. Such notice of termination will be subject to Article 22 (Notices) and such termination of this Agreement in whole or in part will be effective ninety (90) days after the effective date of such notice of termination.

11.2 Any termination pursuant to Paragraph 10.1 will not relieve LO of any obligation or liability accrued hereunder prior to such termination or rescind anything done by LO or any payments made to The Assignee hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Assignee arising under this Agreement prior to such termination.

12. DISPOSITION OF LICENSED PRODUCTS UPON TERMINATION

12.1 Upon termination of this Agreement, for a period of one hundred and twenty (120) days after the date of termination, LO may complete the making of, and may Sell, any partially made Licensed Products, and LO may continue the practice of Licensed Methods only to the extent necessary to do the foregoing; provided that all such Sales will be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

13. PATENT PROSECUTION AND MAINTENANCE

13.1 The Assignee will prosecute and maintain the patent applications and patents under Patent Rights, subject to LO’s reimbursement of The Assignees’ out-of-pocket costs. All patent applications and patents under Patent Rights will be held by the Assignee. The Assignee will have sole responsibility for retaining and instructing patent counsel. The Assignee will promptly provide LO with copies of all official patent office correspondence, and LO agrees to keep this documentation confidential in accordance with Article 25 (Confidentiality). LO may comment upon such documentation, and The Assignee will take such comments into account, provided that if LO has not commented upon such documentation in reasonable time for The Assignee to sufficiently consider LO’s comments prior to the deadline for filing a response with the relevant government patent office, The Assignee will be free to respond appropriately without consideration of LO’s comments.

13.2 The Assignee will use reasonable efforts to prepare or amend any patent application within Patent Rights to include claims reasonably requested by LO to protect the Licensed Products or Licensed Services contemplated to be Sold or Licensed Methods to be practiced under this Agreement.

13.3 Subject to Paragraph 12.4, all past, present, and future costs for preparing, filing, prosecuting, and maintaining all patent applications and patents under Patent Rights (including, without limitation, the cost of interferences, reexaminations, oppositions, post-grant review, inter partes review, supplemental examinations, and other patent office administrative proceedings, and their appeals), which have not been previously reimbursed to The Assignee, will be paid by LO, so long as the licenses granted to LO herein are exclusive- the payments by LO for such costs are due within thirty (30) days after receipt by LO of an invoice from The Assignee. If, however, The Assignee reduces the exclusive licenses granted herein to non-exclusive licenses pursuant to Paragraph 5.3 or Paragraph 5.4, and The Assignee grants one or more additional licenses, the subsequent costs of preparing, filing, prosecuting, and maintaining such patent applications and patents will be divided equally among the licensed parties from the effective date of each subsequently granted license agreement.

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13.4 LO’s obligation to pay all patent preparation, filing, prosecution, and maintenance costs for Patent Rights will continue for so long as this Agreement remains in effect, provided that LO may terminate LO’s obligations with respect to any given patent application or patent under Patent Rights in any designated country upon three (3) months’ written notice to The Assignee. In the event of such notice to The Assignee, The Assignee will undertake to curtail applicable patent costs billable to LO. The Assignee may continue prosecution and maintenance of such patent applications or patents at The Assignees’ sole discretion and expense, provided that LO will have no further right or licenses thereunder.

14. MARKING

14.1 LO will mark all Licensed Products made, used, offered for Sale, imported, or Sold under this Agreement, or their containers, in accordance with applicable patent marking laws.

15. USE OF NAMES AND TRADEMARKS

15.1 Nothing contained in this Agreement will be construed as conferring upon either Party any right to use in advertising, publicity, or other promotional activities any name, trademark, trade name, or other designation of the other Party (including any contraction, abbreviation, or simulation of any of the foregoing).

16. LIMITED WARRANTIES

16.1 The Assignee warrants to LO that The Assignee has the lawful right to grant this license.

16.2 This license and the associated rights to the Inventions are provided to LO WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE ASSIGNEE MAKES NO REPRESENTATION OR WARRANTY THAT PRACTICE OF THE INVENTION OR PATENT RIGHTS (INCLUDING MAKING, USING, SELLING, OFFERING TO SELL, OR IMPORTING LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

16.3 IN NO EVENT WILL THE ASSIGNEE BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR A SUBLICENSE, OR THE USE OF THE INVENTION, PATENT RIGHTS, LICENSED METHODS, LICENSED SERVICES, OR LICENSED PRODUCTS.

16.4 Nothing in this Agreement is or will be construed as:

(a) a warranty or representation by The Assignee as to the patentability, validity, enforceability, or scope of Patent Rights;

(b) a warranty or representation that anything made, used, Sold, offered for Sale, or imported under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c) an obligation to bring or prosecute actions or suits against third parties for patent infringement;

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(d) conferring by implication, estoppel, or otherwise any license or rights under any patent applications or patents of The Assignee other than Patent Rights, regardless of whether such patent applications or patents are dominant or subordinate to Patent Rights; or

(e) an obligation to furnish any know-how not provided in the patents and patent applications under Patent Rights.

17. PATENT INFRINGEMENT

17.1 In the event that LO learns of the substantial infringement of any Patent Rights, LO will promptly provide The Assignee with notice and reasonable evidence of such infringement (“Infringement Notice”). During the time period and in a jurisdiction where LO has exclusive rights under this Agreement, neither Party will notify a third party, including the infringer, of the infringement without first obtaining consent of the other Party, which consent will not be unreasonably withheld. The Parties will use diligent efforts, in cooperation with each other, to terminate such infringement without litigation.

17.2 (a) If such infringing activity has not been abated within ninety (90) days following the effective date of the Infringement Notice, LO may initiate suit for patent infringement against the infringer. The Assignee may voluntarily join as a party in such suit at The Assignees’ expense, but The Assignee may not thereafter separately initiate suit against the infringer for the acts of infringement that are the subject of LO’s suit or any judgment rendered in that suit. LO may not cause The Assignee to be joined as a party in a suit initiated by LO without The Assignees’ prior written consent. If, in a suit initiated by LO, The Assignee is involuntarily caused to be joined as a party, LO will pay any costs incurred by The Assignee arising out of such suit, including, but not limited to, any legal fees of counsel that The Assignee selects and retains to represent it in the suit.

(b) If, within a hundred and twenty (120) days following the effective date of the Infringement Notice, the infringing activity has not been abated and if LO has not initiated suit against the infringer, The Assignee may in its sole discretion initiate suit for patent infringement against the infringer and LO may not thereafter separately initiate suit against the infringer for the acts of infringement that are the subject of The Assignee’s suit or any judgment rendered in that suit.

17.3 Such suit initiated under Paragraph 16.2 will be at the expense of the initiating Party and all recoveries recovered thereby will belong to such Party, provided that suits initiated jointly by The Assignee and LO will be at the joint expense of the Parties and all recoveries will be allocated in the following order: (a) to each Party reimbursement for its attorneys’ costs, fees, and other related out-of-pocket expenses, to the extent such Party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for such Party; and (b) any remaining amount shared jointly by the Parties in proportion to the share of expenses paid by each Party, but in no event will The Assignee’s share be less than twenty-five percent (25%) of such remaining amount. The foregoing notwithstanding, if such suit is initiated by LO and The Assignee is not a party, The Assignee’s share of any recoveries will be twenty-five percent (25%) of the amount of such recoveries remaining after reimbursement to LO of LO’s attorneys’ costs, fees and other related out-of-pocket expenses. In any suit initiated by The Assignee, any recovery will belong to The Assignee.

17.4 Each Party will cooperate with the other Party in litigation initiated hereunder but at the expense of the initiating Party. Such litigation will be controlled by the initiating Party bringing the action, except that The Assignee may be represented by counsel of its choice in any suit initiated by LO.

17.5 Any agreement made by LO for the purposes of settling litigation initiated hereunder or other related dispute will comply with the requirements of Article 3 (Sublicenses). In no event may LO admit liability or wrongdoing on behalf of The Assignee without The Assignee’s prior written consent.

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18. INDEMNIFICATION

18.1 LO will, and will require Sub-Licensees to, indemnify, hold harmless, and defend The Assignee and its officers, employees, and agents; sponsors of the research that led to the Invention; and the inventors of any patents and patent applications under Patent Rights and their employers; against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification will include, but not be limited to, any product liability.

18.2 LO, at its sole cost and expense, will insure its activities in connection with any work performed hereunder.

18.3 The coverage and limits referred of any and all insurance will not in any way limit the liability of LO under this Article 17 (Indemnification).

18.4 The Assignee will promptly notify LO in writing of any claim or suit brought against The Assignee for which The Assignee intends to invoke the provisions of this Article 17 (Indemnification). In no event may LO admit liability or wrongdoing on behalf of The Assignee or any other indemnitee without The Assignee’s prior written consent. LO will keep The Assignee informed of LO’s defense of any claims pursuant to this Article 18 (Indemnification).

19. COMPLIANCE WITH LAWS/EXPORT CONTROLS

19.1 LO will comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in LO’s use, manufacture, Sale, offer for Sale, or import of the Licensed Products or Licensed Services, or in LO’s practice of Licensed Methods. LO will observe all applicable United States and foreign laws and regulations governing the transfer to other countries of technical data related to Licensed Products, Licensed Services, or Licensed Methods, including, without limitation, those with respect to the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

20. GOVERNMENT APPROVAL OR REGISTRATION

20.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LO will assume all legal obligations to do so. LO will notify The Assignee if LO becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LO will make all necessary filings and pay all costs, including fees, penalties, and all other out-of-pocket costs, associated with such reporting or approval process.

21. ASSIGNMENT OF AGREEMENT

21.1 This Agreement is binding upon and will inure to the benefit of The Assignee and to The Assignee’s successors and assigns. This Agreement is personal to LO and assignable by LO only with the written consent of The Assignee, provided that LO may, on written notice to The Assignee, assign this Agreement, including, without limitation, all obligations owed to The Assignee hereunder, to an acquiror of all or substantially all of LO’s stock or assets.

22. NOTICES

22.1 All notices under this Agreement will be deemed to have been fully given and effective when done in writing and (a) delivered in person, (b) mailed by registered or certified United States mail, or (c) deposited with a carrier service requiring signature by recipient, and addressed as indicated previously.

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Either Party may change its address upon written notice to the other Party.

23. PAYMENTS

23.1 Payments to The Assignee will be made by check or bank wire transfer.

23.2 If monies owed to The Assignee under this Agreement are not received by The Assignee when due, LO will pay to The Assignee interest charges at a rate of ten percent (10%) per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of The Assignee related to such late payment. Acceptance of any late payment will not constitute a waiver under Article 23 (Waiver).

24. WAIVER

24.1 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. None of the terms and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

25. CONFIDENTIALITY

25.1 With respect to disclosures by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, the Receiving Party will, subject to Paragraphs 24.2 and 24.3, hold the Disclosing Party’s proprietary business and technical information, patent prosecution material, and other proprietary information, including the negotiated terms of this Agreement (all such proprietary information referred to collectively herein as “Proprietary Information”), in confidence and against disclosure to third parties, with at least the same degree of care as the Disclosing Party exercises to protect the Disclosing Party’s own data and information of a similar nature. This obligation will expire five (5) years after the termination or expiration of this Agreement.

25.2 With respect to Proprietary Information disclosed by the Disclosing Party to the Receiving Party, nothing contained herein will in any way restrict or impair the right of the Receiving Party to use, disclose, or otherwise deal with any information or data which:

(a) at the time of disclosure to the Receiving Party by the Disclosing Party is available to the public by publication or otherwise, or thereafter becomes available to the public by publication or otherwise through no act of the Receiving Party;

(b) the Receiving Party can show by written record was in the Receiving Party’s possession prior to the time of disclosure to the Receiving Party hereunder and was not acquired by the Receiving Party from the Disclosing Party;

(c) is independently made available to the Receiving Party without restrictions as a matter of right by a third party, as demonstrated by written record;

(d) is independently developed by employees or agents of the Receiving Party who did not have access to the information disclosed by the Disclosing Party, as demonstrated by written record.

25.3 The Assignee will be free to release to the inventors, the terms and conditions of this Agreement upon their request. If such release is made, The Assignee will inform such individuals of the confidentiality obligations set forth above and will request that such individuals not disclose such terms and conditions to others. Should a third party inquire whether a license to Patent Rights is available, The Assignee may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) to such third party but, unless LO so consents, The Assignee will not otherwise disclose the name of LO (or other negotiated terms of this Agreement) unless the LO or a third party has already made such disclosure publicly.

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25.4 Within fifteen (15) days following the effective date of termination or expiration of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party Proprietary Information received from the Disclosing Party which is in the possession of the Receiving Party. However, each Receiving Party may retain one copy of Proprietary Information received from the Disclosing Party for archival purposes in non-working files for the sole purpose of verifying the ownership of the Proprietary Information, provided such Proprietary Information will be subject to the confidentiality provisions set forth in this Article 25 (Confidentiality). Subject to such right to retain for archival purposes, each Receiving Party agrees to provide to the Disclosing Party, within thirty (30) days following termination of this Agreement, a written notice that Proprietary Information received from the Disclosing Party has been returned or destroyed.

26. SEVERABILITY

26.1 The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling law, such invalidity or enforceability will not in any way affect the validity or enforceability of the remaining provisions hereof

27. APPLICABLE LAW; VENUE; ATTORNEYS’ FEES

27.1 This Agreement will be construed, interpreted, and applied in accordance with the laws of the State of Minnesota, excluding any choice-of-law rules that would direct the application of the laws of another jurisdiction, except that the scope and validity of any patent or patent application under Patent Rights will be determined by the applicable law of the country of such patent or patent application. Any legal action brought by one Party against the other Party relating to this Agreement will be conducted in Minnesota. The prevailing Party in any such legal action under this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

28. SCOPE OF AGREEMENT

28.1 This Agreement incorporates the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, or understandings, whether oral or written, between the Parties relating to the subject matter hereof. This Agreement may be modified only by written amendment duly executed by the Parties.

In witness whereof, the Parties have executed this Agreement in duplicate originals by their respective authorized officers or representatives on the respective dates below:

//Alexander Chong		//William Bartkowski
Name:	Alexander Chong	Name:	William Bartkowski
Title:	CEO	Title:	President
For Chong Corporation		For VapAria Corporation
Date:	December 31, 2013	Date:	December 31, 2013

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